Exhibit 99.1

Contacts: TomoTherapy Incorporated
Thomas E. Powell, CFO
608-824-2800

FOR IMMEDIATE RELEASE

TomoTherapy Appoints Lance Balk to Its Board of Directors

MADISON, Wis. – May 5, 2010 – TomoTherapy Incorporated (NASDAQ: TOMO), maker of advanced radiation therapy solutions for cancer care, today announced the appointment of Lance C. Balk to its board of directors, effective May 5, 2010. Mr. Balk, 52, brings significant legal and healthcare business experience to the board, having most recently served as senior vice president and general counsel for Siemens Healthcare Diagnostics.

“We are excited to have a person of Lance’s caliber join the TomoTherapy board of directors,” said Thomas Rockwell “Rock” Mackie, Ph.D., TomoTherapy’s co-founder and chairman of the board. “With his extensive experience in the legal and healthcare sectors—as well as his strong business acumen—Lance will be a great asset to TomoTherapy. We are delighted to welcome Lance to the board and look forward to the contributions he will make to our organization.”

Prior to his position at Siemens Healthcare Diagnostics, Mr. Balk served as senior vice president and general counsel for its predecessor company, Dade Behring. Mr. Balk was part of the Executive Leadership Team of both Siemens DX and Dade Behring. In addition to handling all global legal matters for both companies, during his tenure at Dade Behring, Mr. Balk also was responsible for all public company and board of directors’ matters. Prior to joining Dade Behring, Mr. Balk was a Partner at Kirkland & Ellis where he co-founded the firm’s New York corporate and securities practices.

Commenting on his appointment, Balk said, “I am excited to serve on the TomoTherapy board and look forward to working with my fellow board members and management as we continue to build on the company’s platform for future growth. TomoTherapy is a leader in the field of radiation therapy and I am pleased to be part of an organization committed to advancing cancer care for patients worldwide.”

In addition to serving on the board for TomoTherapy, Mr. Balk is a member of the board of directors of Belden Inc., a NYSE listed manufacturer of cables and connectivity products. He received a bachelor’s degree from Northwestern University and a J.D. and M.B.A. from the University of Chicago.

About TomoTherapy Incorporated
TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to treat a wide variety of cancers, from the most common to the most complex. The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy’s suite of solutions include its flagship Hi •Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care. TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

©2010 TomoTherapy Incorporated. All rights reserved. TomoTherapy, Tomo, TomoDirect, TQA, the TomoTherapy logo and Hi •Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated in the United States and other countries.